Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, COO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard • Lascar Associates

Ken Dennard | ken@dennardlascar.com

Jenny Zhou | jzhou@dennardlascar.com

713-529-6600

Main Street Announces First Quarter 2016 Regular Monthly Dividends

Regular Monthly Dividends of $0.18 per Share for each of January, February and March 2016 Represent a 6% Increase Compared to First Quarter 2015

HOUSTON, November 4, 2015 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced that its Board of Directors declared regular monthly cash dividends of $0.18 per share for each of January, February and March 2016.  These monthly dividends, which will be payable pursuant to the table below, total $0.54 per share for the first quarter of 2016, which is consistent with the regular monthly dividends declared for the fourth quarter of 2015 and represents a 6% increase from the regular monthly dividends paid for the first quarter of 2015.  Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share, and has never reduced its regular monthly dividend amount per share.  Including all dividends declared to date, Main Street will have paid $16.42 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share.

Summary of First Quarter 2016 Regular Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/3/2015	12/28/2015	12/30/2015	1/15/2016	$0.18
11/3/2015	1/20/2016	1/22/2016	2/17/2016	$0.18
11/3/2015	2/18/2016	2/22/2016	3/15/2016	$0.18
		Total for First Quarter 2016:		$0.54

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at taxable subsidiaries, and (iv) the amount of undistributed taxable income (taxable income in excess of dividends paid) carried over from a given year for distribution in the following year.  The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.  The final tax attributes for 2015 and 2016 dividends are currently expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in Main Street’s DRIP.  Under the DRIP, if Main Street declares a dividend, registered stockholders (or stockholders holding shares through participating brokerage firms) who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the potential tax attributes for 2015 and 2016 dividends.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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